CERTIFICATE OF VICE PRESIDENT

             T. ROWE PRICE U.S. TREASURY FUNDS, INC.

              Pursuant to Rule 306 of Regulation S-T

_____________________________________________________________________________

    I, the undersigned, Henry H. Hopkins, Vice President of T. Rowe Price
U.S. Treasury Funds, Inc. (The "Funds"), do hereby certify that the prospectus for the Funds has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version, which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

    WITNESS my hand and the seal of the Fund this 18th day of September, 1997.

                           T. ROWE PRICE U.S. TREASURY FUNDS, INC.

                           /s/ Henry H. Hopkins
(Seal)                     ______________________________________
                           Henry H. Hopkins, Vice President